UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[Letter Sent to Certain Shareholders]

Dear Fellow Airgas Shareholder:

This Tuesday, August 14th, Airgas faces an advisory vote regarding the declassification of our board of directors, and I urge you to take the necessary steps within your firm to cast your vote AGAINST this proposal.  If your firm has already voted in favor of this proposal, I urge you to reconsider and to change your vote in support of a board that has always made value creation for shareholders its number one priority.

Our track record speaks for itself.  The classified structure of our board of directors has been in place since the day we went public in 1986.  Through August 9, 2012, with this structure in place, Airgas and its board of directors have delivered a total return to shareholders of 8,328% – a compounded annual return of 19%, placing Airgas in the top 4% of the S&P 500 over that time period.

Airgas’ Board of Directors and more than 15,000 associates, many of whom are also shareholders, have always worked tirelessly to create value for all shareholders – and our recent real world experience is further evidence of this.

Our Board’s steadfast defense of shareholder value in the face of an unsolicited hostile takeover attempt clearly demonstrates the value and protections to shareholders that Airgas’ classified board structure provides.

Without the classified board preventing Air Products from obtaining the majority of seats on the Airgas Board at the 2010 Annual Meeting, they could well have completed the theft of Airgas at their $65.50 offer price at that time, an offer price that allegedly included a control premium.  When compared to Airgas’ $83.38 closing price on August 9, 2012, the Airgas board helped create nearly $1 billion in additional value for shareholders.  Furthermore, a sale today for a full and fair price would be worth billions more in total shareholder value than a sale at Air Products’ final offer of $70.

Throughout the lengthy takeover battle, our board always put our shareholders first and, in the words of the Chancellor of the Delaware Chancery Court, was a “quintessential” example of a board “acting in good faith and in accordance with their fiduciary duties.”

Our corporate governance structure provides shareholders with the protections to hold our directors accountable, even with the classified board structure in place.  Our By-Laws provide that 33% of our outstanding shares can call a special meeting at any time, and that 67% of the outstanding shares can remove directors without cause at such a meeting or at an annual meeting.

This is an important opportunity to resist a one-size-fits-all approach to corporate governance.  However, time is of the essence. I urge you to consider the hard work and dedication to shareholder value creation of your board and Airgas’ 15,000 associates over the past 25 years and in particular during the recent hostile takeover attempt of your company at a grossly inadequate price, and cast your vote AGAINST the declassification of the Airgas board.

If you have any questions, please feel free to call our Director of Investor Relations, Barry Strzelec, at 610-902-6256.

Sincerely,

Peter McCausland

Chairman and CEO